Exhibit 3.1.1
COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION

ARTICLES OF AMENDMENT
TO THE
RESTATED ARTICLES OF INCORPORATION
OF
DYNEX CAPITAL, INC

    The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1.The name of the corporation is Dynex Capital, Inc. (the “Corporation”).
2.The Corporation has adopted an amendment (the “Amendment”) to Article III of its Restated Articles of Incorporation (the “Articles of Incorporation”), restating the “Common Stock” section of Article III in its entirety as follows:
III. CAPITAL STOCK
Common Stock

The number of shares of Common Stock that the Corporation shall have the authority to issue shall be 180,000,000 shares of Common Stock with the par value of $.01 each.
No holder of shares of any class of the Common Stock of the Corporation shall have any preemptive or preferential right to purchase or subscribe to (i) any shares of any class of the Corporation, whether now or hereafter authorized; (ii) any warrants, rights, or options to purchase any such shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights, or options to purchase any such shares.
3.    The Amendment was adopted on May 18, 2023.
4.    The Amendment was adopted by the board of directors of the Corporation and was submitted to, and duly approved by, the shareholders in the manner required by the provisions of Title 13.1, Chapter 9 of the Code of Virginia and by the Articles of Incorporation, and:

(a)    The designation, number of outstanding shares, and number of votes entitled to be cast by the holders of the Corporation’s common stock, the only group entitled to vote on the Amendment, were

Designation	Number of outstanding shares	Number of votes entitled to be cast
Common Stock	53,848,982	53,848,982

    (b)    The total number of undisputed votes cast for the Amendment was:

Voting group	Total undisputed votes FOR
Holders of Common Stock	33,728,383

    (c)    And the number cast for the Amendment was sufficient for approval.
Executed in the name of the Corporation by:

/s/ Robert S. Colligan	May 22, 2023
Signature	Date
Robert S. Colligan	03140506
Name	Corporation’s SCC ID #
Executive Vice President, Chief Financial Officer, and Secretary
Title